As filed with the Securities and Exchange Commission on June 9, 2005.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHWESTERN ENERGY COMPANY
(Exact name of registrant as specified in its charter)

Arkansas	71-0205415
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2350 N. Sam Houston Parkway East
Suite 300
Houston, Texas 77032
(Address of principal executive offices including zip code)

Southwestern Energy Company 401(k) Savings Plan
(Full title of the plan)

Mark K. Boling
2350 N. Sam Houston Parkway East
Suite 300
Houston, Texas 77032
(281) 618-4700
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $.10 par value	300,000 shares	(3)	$10,780,500	$1,268.96

(1) Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares of common stock as may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends, merger or combination or similar events.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2) Each share is accompanied by a common stock purchase right pursuant to the Amended and Restated Rights Agreement, dated April 12, 1999, with First Chicago Trust Company of New York, as Rights Agent, as amended.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 based on the average of the high and low sale prices reported on the New York Stock Exchange on June 8, 2005, of $35.935 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents which have been filed by Southwestern Energy Company (the "Company") with the Securities and Exchange Commission (the "SEC") are incorporated by reference in this Registration Statement:

(1)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on March 8, 2005;

(2)

All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (1) above.

(3)	The description of the Company's common stock contained in the Registration Statement on Form 8-A dated October 23, 1981, as updated by the Company's Current Report on Form 8-K dated July 8, 1993; and

(4)

The description of the common stock purchase rights contained in Amendment No. 1 to the Company's Registration Statement on Form 8-A dated April 26, 1999, as updated by Amendment No. 2 to our Registration Statement on Form 8-A filed April 12, 2002.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in this Registration Statement, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Jeffrey L. Dangeau, Esq., general counsel of the Company's subsidiary, Arkansas Western Gas Company, has opined as to the validity of the shares of common stock that may be offered under the 401(k) Savings Plan.  As of June 8, 2005, Mr. Dangeau beneficially owned 54,040 shares of the Company's common stock and options to purchase 53,224 shares of common stock.

Item 6. Indemnification of Directors and Officers.

     Section 4-27-850 of the Arkansas Code Annotated provides that the Company shall have the power to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlements reasonably incurred by him in connection with such action or proceeding if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Company. In addition, the Company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company against expenses actually reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim as to which such person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent the court in which such action was brought shall determine that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Article VII, Section 6, of the Company's Bylaws provides that the Company's officers and directors shall be indemnified to the fullest extent permitted by law in connection with any actual or threatened action or proceeding arising out of their service to the Company (including service to a subsidiary of the Company) or to any other organization at the Company's request.

     The Company has entered into indemnification agreements with each of its directors and officers under which the Company has agreed to indemnify its directors and officers against liabilities and litigation costs resulting from their service to the Company. The Company also maintains directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	401(k) Savings Plan of the Registrant and Related Adoption Agreement dated January 1, 1997.

4.2	First Amendment to the 401(k) Savings Plan dated January 1, 1999.

4.3	Required Minimum Distribution Addendum to 401(k) Savings Plan of the Registrant dated December 31, 2002.

4.4	Second Amendment to the 401(k) Savings Plan dated March 28, 2005.

5.1	Opinion of Counsel.

5.2	Internal Revenue Service determination letter relating to the 401(k) Savings Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Netherland Sewell and Associates, Inc.

23.3	Consent of Counsel (included in Exhibit 5.1).

24	Power of Attorney (included on the signature page to this Registration Statement).

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made of the securities hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

(iii)

     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

    The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 9th day of June, 2005.

SOUTHWESTERN ENERGY COMPANY

By: /s/ HAROLD M. KORELL
Harold M. Korell
President, Chairman and
Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Harold M. Korell and Greg D. Kerley, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ HAROLD M. KORELL	Chairman, President, Chief Executive	June 9, 2005
Harold M. Korell	Officer and Director
(Principal Executive Officer)

/s/ GREG D. KERLEY	Executive Vice President and	June 9, 2005
Greg D. Kerley	Chief Financial Officer
(Principal Financial Officer)

/s/ STANLEY T. WILSON	Controller and Chief Accounting	June 9, 2005
Stanley T. Wilson	Officer (Principal Accounting Officer)

Signature	Title	Date

/s/ LEWIS E. EPLEY, JR.	Director	June 9, 2005
Lewis E. Epley, Jr.

/s/ JOHN PAUL HAMMERSCHMIDT	Director	June 9, 2005
John Paul Hammerschmidt

/s/ ROBERT L. HOWARD	Director	June 9, 2005
Robert L. Howard

/s/ VELLO A. KUUSKRAA	Director	June 9, 2005
Vello A. Kuuskraa

/s/ KENNETH R. MOURTON	Director	June 9, 2005
Kenneth R. Mourton

/s/ CHARLES E. SCHARLAU	Director	June 9, 2005
Charles E. Scharlau

EXHIBIT INDEX

Exhibit Number	Description

4.1	401(k) Savings Plan of the Registrant and Related Adoption Agreement dated January 1, 1997.

4.2	First Amendment to the 401(k) Savings Plan dated January 1, 1999.

4.3	Required Minimum Distribution Addendum to 401(k) Savings Plan of the Registrant dated December 31, 2002.

4.4	Second Amendment to the 401(k) Savings Plan dated March 28, 2005.

5.1	Opinion of Counsel.

5.2	Internal Revenue Service determination letter relating to the 401(k) Savings Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Netherland Sewell and Associates, Inc.

23.3	Consent of Counsel (included in Exhibit 5.1).

24	Power of Attorney (included on the signature page to this Registration Statement).